UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2025

CALIDI BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 794-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The description in Item 5.02 below, as it relates to the terms and conditions of the General Release of Claims and Separation Agreement and the Consulting Agreement entered into with Ms. Wendy Pizarro Campbell, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated in this Item 1.01 herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2025, the Board of Directors of Calidi Biotherapeutics, Inc. (the “Company”), approved the elimination of the position of Chief Legal Officer and, as a result, the termination of the employment agreement with Ms. Wendy Pizarro Campbell (the “Employment Agreement”), effective as of October 17, 2025 (“Effective Date”). Per the terms of the Employment Agreement, Ms. Campbell was given a 30-day written notice of termination. On the Effective Date, and as a result of the termination of the Employment Agreement, Ms. Campbell will cease to serve as an executive officer and Section 16 officer of the Company. The decision to terminate Ms. Campbell’s employment was made in connection with the Company’s ongoing cost-reduction and operating-efficiency initiatives, including lessening its senior leadership structure to better align with the Company’s size, stage of development, and available resources. The Company’s decision was not due to any disagreement with Ms. Campbell on any matter relating to the Company’s operations, policies, or practices. The Company approved the appointment of the Chief Financial Officer, Andrew Jackson, as Corporate Secretary as of the Effective Date.

In connection with the termination, on September 17, 2025, the Company executed a General Release of Claims and Separation Agreement (“Agreement”) with Ms. Campbell. The Agreement contains customary protections, including a general release of claims by Ms. Campbell in favor of the Company and certain other related parties. The Agreement will only go effective after the Revocation Period (which is seven business days from September 17, 2025, and excluding such date). Pursuant to the terms of the Agreement, after the Revocation Period, the Company shall be obligated to pay i) a bonus in the amount of $85,000, upon the successful and effective corporate spin-off, out-licensing, or similar transaction relating to Nova Cell prior to October 31, 2025, and (ii) $212,500 severance pay in the form of compensation continuation over six months pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings and shall pay Ms. Campbell’s COBRA premiums for six months, commencing October 2025, upon timely election.

Concurrent to entering into the Agreement, the Company also entered into a consulting agreement with Ms. Campbell (“Consulting Agreement”), effective as of October 18, 2025. Pursuant to the Consulting Agreement, Ms. Campbell will be paid a fee of $250 per hour (for a maximum of 20 hours per month), for services rendered to the Company pursuant to the Consulting Agreement. The Consulting Agreement is for an initial term of six months, subject to early termination by either party, with or without reason, at any time, and may be extended upon mutual agreement by the parties after the expiration of the initial six-month term.

The foregoing description of the agreements entered into with Ms. Campbell is not complete and is subject to and qualified in its entirety by reference to the full text of the Agreement and the Consulting Agreement, which agreements are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Exhibit Description
10.1	General Release of Claims and Separation Agreement by and between the Company and Wendy Pizarro Campbell dated September 17, 2025.
10.2	Consultation Agreement by and between the Company and Wendy Pizarro Campbell effective October 18, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC.
Dated: September 19, 2025
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer